Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PharmaCyte Biotech, Inc.

(Formerly Nuvilex, Inc.)

Silver Spring, Maryland

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-199440), as amended, of PharmaCyte Biotech, Inc., formerly Nuvilex, Inc. (the “Company”), of our reports dated July 28, 2015, relating to the consolidated financial statements and schedule as of April 30, 2015 and for the year then ended (as updated, with respect to Note 1A to such consolidated financial statements, on January 19, 2016) and the effectiveness of the Company’s internal control over financial reporting as of April 30, 2015, which appears in this Amendment No. 1 on Form 10-K/A to Annual Report on Form 10-K.

/s/ Farber Hass Hurley LLP

Chatsworth, California

January 19, 2016